Exhibit 10.1

Abeona Therapeutics Inc.
1330 Avenue of the Americas, 33rd Floor
New York, NY 10019

December 20, 2019

Biomedical Value Fund, L.P.

Biomedical Offshore Value Fund, Ltd.

and

GEF-SMA, L.P.

c/o Great Point Partners LLC

165 Mason Street, 3rd Floor

Greenwich, Connecticut 06830

Re:	Letter Agreement regarding Certain Purchaser Rights

Ladies and Gentlemen:

Abeona Therapeutics Inc., a Delaware corporation (the “Company”), is contemplating an offering of shares of common stock, par value $0.01 per share (“Common Stock”), and warrants to purchase shares of Common Stock as described in the Company’s Prospectus Supplement, dated December [20], 2019, to the Prospectus dated June 7, 2018 (the “Offering”). In consideration for Biomedical Value Fund, L.P., Biomedical Offshore Value Fund, Ltd. and GEF-SMA, L.P. (collectively, “Purchaser”) purchasing in the aggregate at least $31 million in Common Stock and/or warrants in the Offering, the Company and Purchaser agree as follows:

1.             Corporate Governance Matters.

(a)	Identification and Nomination of Chairman Candidate.

(i)	By written notice to the Company no later than March 31, 2020 (the “Nomination Deadline”), Purchaser shall have the right to identify a successor candidate for Chairman of the Board and Executive Chairman (the “Chairman Candidate”) who (A) is reasonably experienced in the Company’s industry, (B) is not affiliated with Purchaser and (C) otherwise meets the criteria of the Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”) for nominees and applicable rules and regulations of the Securities Exchange Act of 1934, as amended, and the Nasdaq Capital Market (such qualifications set forth in clauses (A), (B) and (C) collectively, the “Qualification Criteria”).

(ii)	As soon as practicable following Purchaser’s identification of a Chairman Candidate pursuant to paragraph 1(a)(i), the Company shall use commercially reasonable efforts to cause its Compensation Committee to negotiate and agree to a compensation package with the Chairman Candidate. In the event that the Compensation Committee and the Chairman Candidate cannot reach agreement as to the Chairman Candidate’s compensation package within fifteen (15) days, the compensation package finally offered to the Chairman Candidate shall be as mutually agreed-upon by the Compensation Committee and Purchaser to be reasonable and market standard for such position; provided, however, that in any event the compensation paid by the Company to its previous Chairman of the Board and Executive Chairman shall be deemed reasonable and market standard for such purposes.

(iii)	Upon agreement by the Chairman Candidate and the Compensation Committee to a compensation package, the Company shall use its commercially reasonable efforts to promptly (A) cause the Nominating Committee to nominate the Chairman Candidate as the successor Chairman of the Board and Executive Chairman, and (B) cause the Company’s board of directors (the “Board”) to so elect to the Board the Chairman Candidate to fill the vacancy created by the resignations described in paragraphs 1(c)(i) and (ii).

(iv)	If (A) the Compensation Committee and the Chairman Candidate do not reach agreement on a compensation package pursuant to paragraph 1(a)(ii), (B) the Nominating Committee rejects the Chairman Candidate pursuant to paragraph 1(a)(iii)(A) or (C) the Board fails to elect the Chairman Candidate pursuant to paragraph 1(a)(iii)(B), then Purchaser shall be granted an additional period of thirty (30) days to identify by written notice to the Company a new Chairman Candidate pursuant to paragraph 1(a)(i) (except that such new candidate need not satisfy clause (B) of the definition of Qualification Criteria), and the covenants set forth under this paragraph 1(a) shall again apply to such new Chairman Candidate.

(b)	Identification and Nomination of Director Candidate.

(i)	By written notice to the Company no later than the Nomination Deadline, Purchaser shall have the right to identify an additional successor director who meets the Qualification Criteria (the “Director Candidate”).

(ii)	Upon Purchaser’s identification of a Director Candidate pursuant to paragraph 1(b)(i), the Company shall use its commercially reasonable efforts to promptly (A) cause the Nominating Committee to nominate the Director Candidate to the Board and (B) cause the Board to so elect to the Board the Director Candidate to fill the vacancy created by the resignation described in paragraph 1(c)(iii).

(iii)	If (A) the Nominating Committee rejects the Director Candidate pursuant to paragraph 1(b)(ii)(A) or (ii) the Board fails to elect the Director Candidate pursuant to paragraph 1(b)(ii)(B), then Purchaser shall be granted an additional period of thirty (30) days to identify by written notice to the Company a new Director Candidate pursuant to paragraph 1(b)(i) (except that such new candidate need not satisfy clause (B) of the definition of Qualification Criteria), and the covenants set forth under this paragraph 1(b) shall again apply to such new Director Candidate.

(c)	Resignations. Concurrently with the execution of this letter agreement, the Company has delivered to Purchaser the following, in each case reasonably acceptable to Purchaser:

(i)	from Steven H. Rouhandeh, a duly executed letter of resignation in his capacity as the Company’s Chairman of the Board and Executive Chairman (but, for the avoidance of doubt, not from the Board), effective at the time that the Board is in a position to elect the Chairman Candidate pursuant to paragraph 1(a)(iii)(B), but in any event immediately prior to such election;

(ii)	from Mark J. Alvino, a duly executed letter of resignation from the Company’s board of directors, effective as of the time that the Board is in a position to elect the Chairman Candidate pursuant to paragraph 1(a)(iii)(B), but in any event immediately prior to such election; and

(iii)	from Richard Van Duyne, a duly executed letter of resignation from the Company’s board of directors, effective as of the time that the Board is in a position to elect the Director Candidate pursuant to paragraph 1(b)(ii)(B), but in any event immediately prior to such election.

(d)	Fees and Expenses. The Company shall pay on Purchaser’s behalf or reimburse Purchaser for, as applicable, all reasonable out-of-pocket fees, costs and expenses incurred in connection with the search for and recruitment of the candidates described in paragraphs 1(a) and (b), including, without limitation, fees, costs and expenses of recruitment or search firms engaged by Purchaser.

2.             Purchaser Consent Right. From the date hereof until the election of the Chairman Candidate pursuant to paragraph 1(a)(iii)(B), the Company shall not, without the prior written consent of Purchaser, enter into any material transaction with respect to the commercialization or development of any material intellectual property or technology of the Company, or enter into any binding agreement, commitment or obligation with respect to any such material transaction.

3.             Miscellaneous. This letter agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether written or oral, with respect to the subject matter hereof. Each party has been represented and advised by independent counsel of its choice in connection with the execution of this letter agreement and has cooperated in the drafting and preparation of this letter agreement. Accordingly, any law that would require interpretation of this letter agreement, including any ambiguous, vague or conflicting term herein, against the drafter should not apply and is expressly waived. This letter agreement shall be deemed to have been made and performed in, and shall be governed and construed in accordance with the laws of, the State of New York, without regard to conflicts of law principles. Nothing in this letter agreement is intended to or shall confer upon any third party any benefits, rights or remedies of any nature whatsoever under or by reason of this letter agreement. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together shall constitute one and the same agreement. Facsimile or electronic signatures hereto shall be deemed to have the same force and effect as original signatures.

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Very truly yours,

ABEONA THERAPEUTICS INC.

By:	/s/ Steve H. Rouhandeh
Name: Steven H. Rouhandeh
Title: Executive Chairman

Agreed and acknowledged as of the date first set forth above by:

BIOMEDICAL VALUE FUND, L.P.

By:	Great Point Partners, LLC, its investment manager

By:	/s/ David Kroin
Name: David Kroin
Title: Managing Partner

BIOMEDICAL OFFSHORE VALUE FUND, LTD.

By:	Great Point Partners, LLC, its investment manager

By:	/s/ David Kroin
Name: David Kroin
Title: Managing Partner

GEF-SMA, L.P.

By:	Great Point Partners, LLC, its investment manager

By:	/s/ David Kroin
Name: David Kroin
Title: Managing Partner